FORM 8-K
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2024

FIRST COMMUNITY BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia		24605-0989
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (276) 326-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($1.00 par value)	FCBC	NASDAQ Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)         On August 27, 2024, First Community Bankshares, Inc. (the “Company”) entered into new employment agreements with William P. Stafford, II, Chief Executive Officer, Gary R. Mills, President, David D. Brown, Chief Financial Officer, Jason R. Belcher, Chief Operating Officer and Sarah W. Harmon, Chief Administrative Officer, General Counsel and Corporate Secretary, its named executive officers, to continue in their current positions with the Company and First Community Bank, its wholly-owned banking subsidiary (the “Bank”). The employment agreements supersede and replace previously executed agreements with the named executive officers. The following summary description is qualified in its entirety by reference to the employment agreements attached to this Form 8-K as Exhibits 10.1 through 10.5, which are incorporated herein by reference. The employment agreements supersede all existing employment agreements between the Company and the executives.

         The agreements are effective January 1, 2024, and have initial three-year terms that extend through December 31, 2027. The agreements automatically renew annually so that the term continues for a new three-year period from the time of extension. The agreements provide that each officer’s base salary will be reviewed annually, and they will be entitled to participate in such cash and equity incentive plans as the Company may determine.

      Each executive’s employment will terminate automatically upon death. Otherwise, the Company may terminate an executive’s employment for Cause, without Cause, or upon Disability. An executive may voluntarily terminate his or her employment by providing thirty days’ prior written notice or may terminate his or her employment for Good Reason.

      If the Company terminates an executive’s employment without Cause, or if the executive terminates his employment for Good Reason other than with respect to a Change in Control, the Company will continue to pay the executive’s base salary and provide health and welfare benefits for a period of eighteen months from the date of termination.

If, in connection with a Change of Control, the Company terminates an executive’s employment without Cause, or if the executive terminates his or her employment for Good Reason within thirty-six months of a Change of Control, the Company will continue to pay the executive’s base salary and all other compensation benefits of a like kind and value as in effect at the time of (i) a Change of Control or (ii) the date of termination, whichever is greater, and provide for and maintain health and welfare benefits for a period of thirty-six months.

Each agreement provides that the severance payments and benefits to which the executive may be entitled in connection with a Change of Control will be reduced to the amount that does not trigger the golden parachute excise tax under Section 4999 of the Internal Revenue Code.

Each agreement contemplates certain Loyalty Obligations and certain Non-Competition and Non-Solicitation restrictions that are effective during the term of employment and remain for certain time periods after termination.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are included with this report:

Exhibit No.	Exhibit Description

10.1	Employment Agreement between First Community Bankshares, Inc. and William P. Stafford, II
10.2	Employment Agreement between First Community Bankshares, Inc. and Gary R. Mills
10.3	Employment Agreement between First Community Bankshares, Inc. and David D. Brown
10.4	Employment Agreement between First Community Bankshares, Inc. and Jason R. Belcher
10.5	Employment Agreement between First Community Bankshares, Inc. and Sarah W. Harmon
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANKSHARES, INC.

Date:	August 27, 2024	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer